Exhibit 10.13

EMPLOYEE LEASE AGREEMENT

This EMPLOYEE LEASE AGREEMENT (this “Agreement”) is made and entered into as of the 16 day of June, 2014 (the “Commencement Date”), by and among SBEHG Las Vegas I, LLC, a Nevada limited liability company (“Hotel Manager”); SB Gaming, LLC, a Nevada limited liability company (“Gaming Operator”); and, solely as to Articles 9 and 18 hereof, Stockbridge/SBE Holdings, LLC, a Delaware limited liability company (“Owner”). Capitalized terms used herein and not otherwise defined have the meanings provided in the Glossary attached hereto.

RECITALS

A. Owner is the owner of that certain real property located at 2535 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (the “Premises”), on which is located a hotel, food and beverage facilities, retail facilities, and a casino (all of which, together, is commonly known as the “SLS Las Vegas”).

B. Owner and Hotel Manager are parties to that certain Second Amended and Restated Management Agreement, of even date herewith (the “Hotel Management Agreement”), whereby Owner has engaged Hotel Manager to oversee and operate the hotel, food and beverage facilities, nightclubs, and retail facilities (collectively, the “Hotel”) on the Premises, but excluding its casino (the “Casino”).

C. Owner and Gaming Operator are parties to that certain Casino License Agreement, of even date herewith (the “Casino License”), whereby Owner has granted Gaming Operator, among other rights, the exclusive right to operate the Casino and conduct all Gaming Operations (as defined in the Casino License) on the Premises.

D. Hotel Manager and Gaming Operator now desire for Hotel Manager, even though it is not in the business of leasing or furnishing its employees to others, to furnish certain of its employees to Gaming Operator in connection with Gaming Operator’s operation of the Casino.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals, promises, and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PERSONNEL

1.1.	Subject to the terms of this Agreement, Hotel Manager agrees to furnish to Gaming Operator, and Gaming Operator agrees to engage from Hotel Manager, such employees as may be necessary to conduct all Gaming Operations (as defined in the Casino License) on the Premises and qualify as “gaming employees” pursuant to NRS 463.0157 (such employees, the “Assigned Employees”).

1.2.	All Assigned Employees must be suitable for employment within a casino under Applicable Laws promulgated by or for the benefit of all federal, state and/or local authorities charged with the regulation and control of Gaming Operator’s business and must hold a gaming employee registration if and as required by Chapter 463 of the Nevada Revised Statutes and any regulations promulgated thereunder.

2. TERM OF AGREEMENT

2.1.	This Agreement commences on the Commencement Date and will remain in full force and effect so long as both the Hotel Management Agreement and the Casino License remain in full force and effect (such period, the “Term”). Any party may elect to terminate this Agreement concurrently with any early termination of either the Hotel Management Agreement or Casino License for any reason, so long as such termination of this Agreement allows reasonably sufficient time so as to allow each party to comply with all Applicable Laws, including without limitation the Worker Adjustment and Retraining Notification Act of 1988.

2.2.	Each of the parties hereby acknowledges that the other party is a business subject to one or more privileged licenses issued by governmental authorities. Notwithstanding Section 2.1, if either party (in such capacity, the “Non-Breaching Party”) is directed to cease business with the other party (in such capacity, the “Breaching Party”) by any such authority, or if the Non-Breaching Party shall in good faith determine, in its reasonable judgment, that the Breaching Party (a) is or might be engaged in, or about to be engaged in, any activity or activities or (b) was or is involved in any relationship that could or does jeopardize the Non-Breaching Party’s business or such licenses, or if any such license is, or is threatened to be, denied, suspended, revoked or curtailed, then the Non-Breaching Party shall have the right to immediately terminate this Agreement, with or without notice to the Breaching Party, with no further liability to the Non-Breaching Party.

3. ADMINISTRATION

3.1.	There are a number of federal and state statutory, common-law and regulatory provisions that define the employer-employee relationship. Employer status is based upon the function for which the employer-employee relationship is being considered.

3.2.	Hotel Manager is the employer of the Assigned Employees and is liable as such for the following purposes:

a.	compliance with all rules and regulations governing the reporting and payment of all federal and state taxes on payroll wages paid under this Agreement, including, but not limited to:

(i)	federal income tax withholding provisions of the Internal Revenue Code;

(ii)	administration of W-2s and W-4s for all Assigned Employees;

(iii)	Federal Insurance Contributions Act (FICA);

(iv)	Federal Unemployment Tax Act (FUTA); and

(v)	applicable state unemployment provisions.

b.	compliance with all applicable workers’ compensation laws, including, but not limited to:

(i)	procuring workers’ compensation insurance;

(ii)	completing and filing all required reports; and

(iii)	managing claims.

c.	compliance with the Consolidated Omnibus Reconciliation Act (COBRA);

d.	compliance with the Immigration Control and Reform Act (IRCA);

e.	compliance with the Consumer Credit Protection Act, Title III;

f.	procuring and providing, including the administration of participation and payment of, all employee benefits;

g.	monitoring and transmitting to Gaming Operator changes in governmental regulations relating to policies and practices governing the employer-employee relationship, including, but not limited to, issues such as recruiting, hiring, interviewing, testing, selection, orientation of, training, evaluating, replacing, supervision, disciplining and terminating employees;

h.	compliance with Occupational Safety and Health Administration (OSHA) regulations and any and all state or local equivalents;

i.	compliance with Environmental Protection Agency (EPA) and any state and/or local equivalent;

j.	compliance with governmental contracting provisions, including, but not limited to:

(i)	Executive Order 11246;

(ii)	Vocational Rehabilitation Act of 1973;

(iii)	Vietnam Era Veteran’s Readjustment Assistance Act of 1974;

(iv)	Walsh-Healey Public Contracts Act;

(v)	Davis-Bacon Act; and

(vi)	Service Contract Act of 1965;

k.	compliance with Uniformed Service Employment and Reemployment Rights Act;

l.	compliance with any professional licensing requirements, except for employee registration requirements under the Gaming Laws;

m.	compliance with any fidelity bonding requirements;

n.	Section 414(o) of the Internal Revenue Code (avoidance of certain pension and non-pension employee benefits requirements);

o.	compliance with the National Labor Relations Act (NLRA); and

p.	compliance with any collective bargaining agreements applicable to the Assigned Employees.

3.3.	Notwithstanding anything to the contrary in the Hotel Management Agreement, Gaming Operator shall be considered the employer of the Assigned Employees and is liable as such for the following purposes:

a.	professional liability, including related insurance coverage and compliance with any regulation mandating such coverage; and

b.	compliance with the Gaming Laws, including compliance with all employee registration requirements under the Gaming Laws.

3.4.	Notwithstanding anything to the contrary in the Hotel Management Agreement, Hotel Manager and Gaming Operator shall be considered co-employers (“dual or joint employers”) of the Assigned Employees and are liable as such for the following purposes:

a.	compliance with all provisions of the Fair Labor Standards Act (FLSA) and any and all state equivalents;

b.	compliance with the Worker Adjustment and Retraining Notification (WARN) Act;

c.	compliance with Title VII of the 1964 Civil Rights Act;

d.	compliance with the Age Discrimination in Employment Act (ADEA);

e.	compliance with the Polygraph Protection Act;

f.	compliance with the Americans with Disabilities Act (ADA);

g.	compliance with the Family and Medical Leave Act (FMLA);

h.	compliance with the Equal Pay Act;

i.	compliance with the Federal Drug Free Workplace Act and any state and/or local equivalent;

j.	compliance with the Lily Ledbetter Fairpay Act;

k.	compliance with state employment discrimination laws; and

l.	implementation of policies and practices relating to the employer-employee relationship such as recruiting, interviewing, testing, selecting, orientation of, training, evaluating, replacing, scheduling, supervision, disciplining and terminating employees; and election of fringe benefits, including, but not limited to, holidays, vacation, sick leave, parental leave, military leave, and leave of absence.

3.5.	The provisions of Sections 3.2, 3.3 or 3.4 are intended to allocate responsibility between the parties and nothing set forth therein shall be deemed to impose additional obligations on either Hotel Manager or Gaming Operator, except as required by law or as otherwise specifically provided by this Agreement.

3.6.	For the purposes of this Agreement, all determinations of employer status for situations not specifically set forth and not otherwise contemplated herein shall be made by mutual agreement of Hotel Manager and Gaming Operator, consistent with the intentions of the Hotel Manager and Gaming Operator in entering into this Agreement.

4. SUPERVISION

Gaming Operator shall control and direct all operational and administrative matters relating to the services provided by the Assigned Employees. Gaming Operator shall establish reasonable employee policies and practices to address compliance with Applicable Laws and shall have the absolute authority to select the individuals hired as Assigned Employees and then train, supervise, promote, discipline, and/or fire the Assigned Employees as required by the Gaming Laws or as otherwise necessary or appropriate in Gaming Operator’s sole and absolute judgment.

5. ASSIGNED EMPLOYEES COSTS REIMBURSEMENT

In exchange for the personnel services provided by Hotel Manager hereunder, Hotel Manager and Gaming Operator agree as follows:

5.1.	For so long as the Assigned Employees are performing services on behalf of Gaming Operator, Gaming Operator agrees to pay to Hotel Manager all of the following:

a.	the actual cost of the Assigned Employees’ wages, including salaries and bonuses, if any, incurred by Hotel Manager;

b.	the actual cost of all benefits provided to the Assigned Employees by Hotel Manager;

c.	the actual cost of maintaining workers’ compensation and liability insurance to cover the Assigned Employees; and

d.	any such other items as the parties may mutually agree shall be a reimbursable cost (collectively, the “Reimbursement”).

5.2.	The Reimbursement shall be due and payable at least one (1) business day prior to the date of payroll delivery.

5.3.	Gaming Operator shall use a method of payment approved in advance by Hotel Manager, which approval shall not be unreasonably denied, withheld, or otherwise delayed.

5.4.	Upon request by Hotel Manager, Gaming Operator (or one or more of its on-site supervisors) shall report to Hotel Manager all time worked by the Assigned Employees during each pay period and shall provide Hotel Manager with written verification of same.

5.5.	Gaming Operator shall promptly notify Hotel Manager of any error in billing.

6. INSURANCE

Hotel Manager shall furnish, and keep in full force and effect at all times during the Term, workers’ compensation insurance covering the Assigned Employees and including alternate employer endorsement naming Gaming Operator. Upon written request by Gaming Operator, Hotel Manager shall furnish a certificate of insurance verifying such coverage.

7. TRANSITION UPON TERMINATION

Upon any termination of this Agreement (whether through expiration of the Term or otherwise), Gaming Operator and Hotel Manager shall cooperate with respect to any transition or other matters related to the Assigned Employees in accordance with any transition plan agreed upon between the parties, including (a) the transfer of all information regarding the Assigned Employees by Gaming Operator to the Hotel Manager, as reasonably requested by Hotel Manager and permitted by Applicable Law and (b) the transfer of all information regarding the Assigned Employees by Hotel Manager to Gaming Operator, as reasonably requested by Gaming Operator and permitted by Applicable Law.

8. DEFAULT

8.1.	Acts of default by Gaming Operator or Hotel Manager shall include, but are not limited to:

a.	failure of either party to pay any payment required under this Agreement when due that is not cured within ten (10) days after written notice to the defaulting party;

b.	failure of either party to comply within thirty (30) days of any directive of the other party, when such directive is promulgated or made necessary by:

(i)	a federal, state, or local governmental body, department, or agency, or

(ii)	an insurance carrier providing coverage to Hotel Manager, Gaming Operator, and/or the Assigned Employees;

c.	direct payment of taxable wages by Gaming Operator to the Assigned Employees for services contemplated by this Agreement; and

d.	continued violation by either party of any provision of this Agreement for thirty (30) days after notice thereof by the other party.

8.2.	In the event a non-defaulting party incurs any expenses, fines and/or liabilities as a result of an act of default by another party (including, for the sake of clarity, those set forth above), the defaulting party shall reimburse the non-defaulting party for all actual expenses, fines and/or liabilities associated with such act of default, including, but not limited to, reasonable attorneys’ fees, court costs and any related expenses.

8.3.	With respect to a default by either party hereunder, the non-defaulting party’s sole and exclusive remedies shall be to pursue a claim for actual damages (including reasonable attorneys’ fees, court costs and any related expenses).

8.4.	Notwithstanding anything to the contrary in this Agreement, no action taken by any party pursuant to the requirements of any Gaming Law (or at the behest of any governmental authority charged with the administration and/or enforcement of any Gaming Law) shall be deemed an act of default under this Agreement.

9. INDEMNITY

9.1.	Subject to Sections 9.3 and 9.4, Gaming Operator and Owner shall, jointly and severally, defend, indemnify, and hold harmless Hotel Manager, its affiliates, and their respective trustees, beneficiaries, directors, officers, partners, members, managers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Hotel Manager Indemnified Parties”) for, from and against any and all Claims, except to the extent such Claims are caused by Hotel Manager’s Gross Negligence or Willful Misconduct.

9.2.	Subject to Sections 9.3 and 9.4, Hotel Manager shall defend, indemnify, and hold harmless Gaming Operator, its affiliates (including, for the sake of clarity, Owner), and their respective trustees, beneficiaries, directors, officers, partners, members, managers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Gaming Operator Indemnified Parties” and, together with the Hotel Manager Indemnified Parties, the “Indemnified Parties”) for, from and against any and all Claims that the Gaming Operator Indemnified Parties incur to the extent caused by Hotel Manager’s Gross Negligence or Willful Misconduct.

9.3.	Notwithstanding anything to the contrary in this Article 9, in the event any claim or liability occurs, the parties shall look first to any applicable insurance coverages in effect pursuant to this Agreement prior to seeking indemnification under this Article 9, regardless of the cause of such claim or liability; provided, however, that if the insurance company denies coverage or reserves rights as to coverage, then the Indemnified Parties shall have the right to seek indemnification, without first looking to such insurance coverage.

9.4.	Any Indemnified Party shall be entitled, upon written notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any Claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party’s judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party, the Indemnified Party may appoint independent counsel of its choice for the defense of the Indemnified Party as to such Claim. In addition, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (a) the Indemnified Party shall have the right to participate in the defense of any Claim and approve any proposed settlement of such Claim (unless such settlement involves only a cash payment) and (b) all reasonable costs and expenses (excluding attorneys’ fees and cost except for any independent counsel appointed pursuant to the second sentence) of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to timely pay such costs and expenses (including attorneys’ fees and costs), the Indemnified Party shall have the right, but not the obligation, to pay such amounts and be reimbursed by the Indemnifying Party for the same. Each of the parties hereby acknowledges and agrees that it shall not be a defense to a demand for indemnity that less than all Claims asserted against the Indemnified Party are subject to indemnification.

9.5.	NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES, except to the extent that any of the foregoing described damages are claimed against a party hereto by a third party, and such party hereto is entitled to indemnification from the other party hereto pursuant to this Section 9.5 with respect to such third-party claim.

10. MISCELLANEOUS

10.1.	This Agreement may be amended from time to time as agreed by the parties in writing. Such amendment shall become effective on the date so designated by the parties.

10.2.	Gaming Operator and Hotel Manager warrant and represent to each other that, prior to the commencement of this Agreement, no separate agreements or arrangements exist that would obligate Gaming Operator or Hotel Manager in connection with the subject matter of this Agreement except the Hotel Management Agreement, the Casino License, and as otherwise set forth herein.

10.3.	Gaming Operator and Hotel Manager agree to immediately report to each other all facts, matters, and incidents, including without limitation disciplinary actions, accidents, and injuries, involving any Assigned Employee.

10.4.	This Agreement is between Hotel Manager, Gaming Operator, and, solely as to Articles 9 and 18 hereof, Owner, and creates no individual rights of any employees (including, for the sake of clarity, any Assigned Employees).

10.5.	Hotel Manager and Hotel Manager’s workers’ compensation insurance carrier shall have the right to inspect Gaming Operator’s premises, including any job site to which Gaming Operator assigns any Assigned Employee. To the extent possible, such inspection shall be scheduled at a mutually convenient time.

10.6.	This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

11. DISPUTE RESOLUTION

11.1.	Each of the parties: (i) agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Agreement, and (ii) waives any objection based on forum non conveniens and any objection to venue with respect to any action brought in the foregoing-described courts. Each party shall have the right to apply to a court of law to enjoin any breach of this Agreement to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the party seeking such injunctive or similar relief. In the event of any litigation or other formal dispute resolution procedure between the parties arising out of or relating to this Agreement, the prevailing party shall be reimbursed for all costs incurred in connection with such litigation, arbitration or formal dispute resolution procedure, including, without limitation, reasonable attorneys’ fees and costs. The prevailing party need not prevail on every issue in dispute, but must prevail on the main issue which is the subject of such dispute.

11.2.	Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTIES’ ENTERING INTO THIS AGREEMENT.

11.3.	Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 10.4, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

12. ASSIGNMENT

No party shall assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of the other parties, except to affiliates or subsidiaries.

13. GOVERNING LAW

This Agreement and all matters related thereto shall be governed by the laws of the state of Nevada.

14. ENTIRE AGREEMENT

This Agreement, including the Exhibits attached hereto, together with the Hotel Management Agreement and the Casino License, contain the entire agreement of the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. No amendment or modification hereto shall be valid unless it is in writing and signed by both parties hereof.

15. SEVERABILITY

If any provision of this Agreement, or any amendment thereof, should be invalid, the remaining provision shall remain in effect and be so construed as to effectuate the intent and purposes of this Agreement and any amendments thereto.

16. NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one business day following the day sent by overnight courier (with written confirmation of receipt), (c) by facsimile with report of confirmation during business hours, in each case at the following addresses or telecopier number (or to such other address or numbers as a party may have specified by notice given to the other party pursuant to this provision):

If to Hotel Manager:	SBEHG Las Vegas I, LLC
2535 Las Vegas Blvd., South
Las Vegas, Nevada 89109
Attn:
Fax:

If to Gaming Operator:	SB Gaming, LLC
2535 Las Vegas Blvd., South
Las Vegas, Nevada 89109
Attn: General Counsel
Fax:

With a copy to:	Stockbridge/SBE Holdings, LLC
4 Embarcadero Center, Suite 3300
San Francisco, CA 94111
Attn: Controller
Fax: (415) 658-3343

If to Owner:	Stockbridge Real Estate Partners, II, LLC
4 Embarcadero Center, Suite 3300
San Francisco, CA 94111
Attn: Controller
Fax: (415) 658-3343

With a copy to:	Gibson Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Attn: Farshad Morè
Fax: (213) 229-6947

17. WAIVER

The waiver by either party hereto or a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of a breach of any other term or provision of this Agreement.

18. RELATIONSHIP TO HOTEL MANAGEMENT AGREEMENT

Owner hereby acknowledges the provisions of this Agreement. Owner and Hotel Manager each hereby acknowledges and agrees that, to the extent one or more provisions of this Agreement are inconsistent with one or more provisions of the Hotel Management Agreement, the provisions of this Agreement shall govern.

[Signatures follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOTEL MANAGER:

SBEHG LAS VEGAS I, LLC a Nevada limited liability company

By:	SBEHG LVI Voteco Company, LLC
Its:	Manager

By	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Manager

GAMING OPERATOR:

SB GAMING, LLC, a Nevada limited liability company

By:	Stockbridge/SBE Holdings, LLC
Its:	Manager

By:	Stockbridge/SBE Voteco Company, LLC
Its:	Manager

By	/s/ Terrence Fancher
Name:	Terrence Fancher
Title:	President

OWNER (solely as to Articles 9 and 18):

STOCKBRIDGE/SBE HOLDINGS, LLC a Delaware limited liability company

By:	Stockbridge/SBE Voteco Company, LLC
Its:	Manager

By:	/s/ Terrence Fancher
Name:	Terrence Fancher
Title:	President

GLOSSARY

As used in this Agreement, the following capitalized terms have the following meanings:

“Agreement” has the meaning provided in the Introduction hereto.

“Applicable Law” means any (a) statute, law, rule, regulation, ordinance, code or other legal requirement of any federal, state or local governmental authority, board of fire underwriters and similar quasi-governmental authority, including any legal requirement under any Approvals, or (b) judgment, injunction, order or other similar requirement of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the individual or entity in question is subject to the same. Without limiting the generality of the foregoing, references to Applicable Law shall include any of the matters described in clause (a) or (b) above relating to employees, zoning, building, health, safety and environmental matters and accessibility of public facilities.

“Approvals” means all licenses, permits, approvals, certificates and other authorizations granted or issued by any governmental authority for the matter or item in question.

“Assigned Employees” has the meaning provided in Section 1.1.

“Casino” has the meaning provided in the Recitals.

“Casino License” has the meaning provided in the Recitals.

“Casino Personnel” means all individuals employed by Hotel Manager for the specific purpose of performing services at the Premises in the name of the Casino during the Term (including without limitation the Assigned Employees), but expressly excluding Corporate Personnel.

“Claims” means claims, demands, suits, criminal or civil actions or similar proceedings that might be alleged by a third party (including enforcement proceedings by any governmental authority) against any indemnified party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys’ fees and expenses and other reasonable costs for defense, settlement and appeal) that any indemnified party might incur, become responsible for, or pay out for any reason, related to this Agreement or the employment of the Assigned Employees.

“Commencement Date” has the meaning provided in the Introduction hereto.

“Corporate Personnel” means any personnel from the corporate or divisional offices of Hotel Manager or its affiliates who are not employed for the specific purpose of performing services at the Premises, but who may, nevertheless, perform activities at or on behalf of the Casino in connection with the services provided by Hotel Manager under this Agreement.

“Gaming Laws” means those Applicable Laws that specifically regulate or otherwise pertain to casinos, legal gaming or gambling.

“Gaming Operator” has the meaning provided in the Introduction hereto.

“Hotel” has the meaning provided in the Recitals.

“Hotel Manager” has the meaning provided in the Introduction hereto.

“Hotel Manager’s Gross Negligence or Willful Misconduct” means any gross negligence, knowingly willful misconduct, or fraud committed by Hotel Manager, its affiliates, or Corporate Personnel in the performance of Hotel Manager’s duties under this Agreement; provided, however, that (a) the acts or omissions of Casino Personnel shall not be imputed to Hotel Manager, its affiliates, or Corporate Personnel, or otherwise deemed to constitute Hotel Manager’s Gross Negligence or Willful Misconduct, unless such acts or omissions resulted from the gross negligence, knowingly willful misconduct or fraudulent acts of Corporate Personnel in supervising or hiring such Casino Personnel and (b) no settlement by either party in good faith of any Claims (including Claims by Casino personnel) shall be deemed to create any presumption that the acts or omissions giving rise to such Claims constitute Hotel Manager’s Gross Negligence or Willful Misconduct.

“Hotel Management Agreement” has the meaning provided in the Recitals.

“Owner” has the meaning provided in the Introduction hereto.

“Premises” has the meaning provided in the Recitals.

“Reimbursement” has the meaning provided for in Section 5.1.

“Term” has the meaning provided in Article 2.